Exhibit 99.1

WEYCO REPORTS THIRD QUARTER 2024 SALES AND EARNINGS;

DECLARES SPECIAL CASH DIVIDEND OF $2.00 PER SHARE

Milwaukee, Wisconsin---November 5, 2024---Weyco Group, Inc. (NASDAQ: WEYS) (“we,” “our,” “us” and the “Company”) today announced financial results for the quarter ended September 30, 2024.

Third Quarter 2024 Overview

●	Net sales: $74.3 million (down 12% compared to $84.2 million in Q3 2023)
●	Gross earnings: 44.3% of net sales (up from 43.0% of net sales in Q3 2023)
●	Earnings from operations: $10.2 million (down 18% compared to $12.4 million in Q3 2023)
●	Net earnings: $8.1 million (down 14% compared to $9.3 million in Q3 2023)
●	Diluted earnings per share: $0.84 (down from $0.98 in Q3 2023)

North American Wholesale Segment

Net sales in our wholesale segment were $61.1 million in the third quarter of 2024, down 12% from $69.5 million in the third quarter of 2023. The decrease was primarily due to lower sales of our Nunn Bush, Stacy Adams, and BOGS brands. Nunn Bush third-quarter sales were down 20%, due in part to the previously disclosed shift in timing of shipments to a large retailer from third to second quarter, but also due to lower demand. Stacy Adams sales were down 17% for the quarter due to lower demand, particularly in the dress-shoe category.  Florsheim’s third-quarter sales were up 1%.

BOGS sales were down 18% for the quarter. While outdoor retailer inventory levels have normalized which positively impacted BOGS third-quarter performance relative to the first half of 2024, BOGS at-once orders did not reach their expected potential due to unseasonably warm and dry weather throughout the country. BOGS fourth-quarter sales will largely depend on colder weather to bolster growth.

Wholesale gross earnings as a percent of net sales increased to 40.1% compared to 38.6% of net sales last year. Wholesale selling and administrative expenses were $15.1 million for the quarter versus $15.6 million last year, down due to lower employee costs, mainly commission-based compensation. As a percent of net sales, wholesale selling and administrative expenses were 25% and 22% in the third quarters of 2024 and 2023, respectively. The increase as a percent of net sales was because many of our costs are fixed in nature and do not vary with sales. Wholesale operating earnings totaled $9.4 million for the quarter, down 16% from $11.3 million in 2023, as a result of lower sales.

North American Retail Segment

Net sales in our retail segment, which were generated mainly by our e-commerce websites, were $7.2 million for the quarter, down 5% from $7.6 million in 2023.  Lower sales on our BOGS website, a result of the mild Fall, were partially offset by higher sales on our Florsheim and Stacy Adams websites this quarter.

Retail gross earnings as a percent of net sales were 66.9% and 65.4% in the third quarters of 2024 and 2023, respectively. Retail operating earnings totaled $0.8 million for the quarter versus $0.9 million last year.

Other Operations

Our other operations historically included our retail and wholesale businesses in Australia, South Africa, and Asia Pacific (collectively, “Florsheim Australia”). We ceased operations in the Asia Pacific region in 2023 and have substantially completed the wind down of that business. As a result, the third-quarter 2024 operating results of the “other” category only reflect that of Australia and South Africa.

Net sales of Florsheim Australia were $6.0 million, down 15% from $7.1 million in the third quarter of 2023. The decrease was almost entirely due to the closing of our Asia Pacific operations.  Sales in Australia were down 1% for the quarter, due to the impact of four fewer retail stores operating compared to the same period last year.  Australia’s same store sales were up 1% for the quarter.

Florsheim Australia’s gross earnings were 59.2% of net sales for the quarter and 61.6% of net sales last year.  Florsheim Australia’s operating earnings were zero for the period down from $0.3 million last year.

Other Income / (Expense)

Interest income totaled $0.9 million in the third quarter of 2024 compared to $0.3 million in last year’s third quarter. This year included interest earned on higher cash balances in the U.S. and Canada.

“This was a challenging quarter for our North American businesses,” stated Thomas W. Florsheim, Jr., Chairman and CEO. “All our wholesale brands were impacted by soft consumer demand resulting from cutbacks in discretionary spending. Additionally, BOGS at-once and e-commerce performance was more muted than anticipated due to the mild start to Fall.  While the retail landscape remains uncertain, we remain confident in the strength of our brands, and believe that each is well-positioned in its respective market for growth when conditions improve.”

Dividend Declarations

On November 5, 2024, our Board of Directors declared a regular quarterly cash dividend of $0.26 per share to all shareholders of record on November 18, 2024, payable January 2, 2025. Additionally, as announced in a separate news release, on November 5, 2024, our Board of Directors declared a special one-time cash dividend of $2.00 per share to all shareholders of record on November 18, 2024, payable January 2, 2025.

“We are pleased to announce this return of capital to shareholders,” stated Thomas W. Florsheim, Jr., Chairman and CEO.  “Our strong financial performance over the past few years led to a buildup of cash in excess of the amount necessary to fund operations, capital expenditures, and fulfill corporate obligations. As a result, we are returning capital to shareholders in the form of a special one-time cash dividend alongside our regular quarterly dividend.  Looking ahead, we believe our strong balance sheet and liquidity will continue to allow us to fund organic growth, invest in our business, and remain opportunistic with respect to future strategic opportunities or share repurchases.”

Conference Call Details

Weyco Group will host a conference call on November 6, 2024, at 11:00 a.m. Eastern Time to discuss the third quarter 2024 financial results in more detail.  To participate in the call, you will first need to pre-register online. Pre-registration takes only a few minutes, and you may pre-register at any time, including up to and after the call start time. To pre-register, please go to: https://register.vevent.com/register/BIa7616a5c835846dca8d158b49e238d1b.

The pre-registration process will provide the conference call phone number and a passcode required to enter the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: https://edge.media-server.com/mmc/p/gccmoesr. The conference call will also be available in the investor relations section of Weyco Group’s website at www.weycogroup.com.

About Weyco Group

Weyco Group, Inc., designs and markets quality and innovative footwear principally for men, but also for women and children, under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters, and Forsake. The Company’s products can be found in leading footwear, department, and specialty stores, as well as on e-commerce websites worldwide.  Weyco Group also operates Florsheim stores in the United States, Australia, and South Africa.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause our results to be materially different from the results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the impact of inflation generally and, specifically, increases in our costs for materials, labor and other manufacturing inputs, a slow down or contraction in the overall U.S. or Australian economies, our ability to successfully market and sell our products in a highly competitive industry and in view of changing and unpredictable consumer trends, the effect of unseasonable weather conditions on the demand for certain of our products, our ability to successfully procure our products from independent manufacturers on a timely basis, consumer acceptance of products and other factors affecting retail market conditions, changes in interest rates, the uncertain impact of the wars in Ukraine and Israel and the related economic and other sanctions imposed by the U.S. and European Union, and other factors detailed from time to time in our filings made with the Securities and Exchange Commission, including our annual report on Form 10-K filed on March 14, 2024, which are incorporated herein by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, contact:

Judy Anderson

Vice President, Chief Financial Officer and Secretary

414-908-1833

WEYCO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

	(In thousands, except per share amounts)

Net sales	$74,329	$84,150	$209,819	$237,458
Cost of sales	41,427	47,997	116,818	135,136
Gross earnings	32,902	36,153	93,001	102,322

Selling and administrative expenses	22,739	23,720	67,926	72,803
Earnings from operations	10,163	12,433	25,075	29,519

Interest income	894	269	2,763	598
Interest expense	(15)	(5)	(15)	(522)
Other expense, net	(185)	(133)	(423)	(431)

Earnings before provision for income taxes	10,857	12,564	27,400	29,164

Provision for income taxes	2,794	3,227	7,080	7,518

Net earnings	$8,063	$9,337	$20,320	$21,646

Weighted average shares outstanding
Basic	9,439	9,451	9,435	9,458
Diluted	9,599	9,530	9,576	9,539

Earnings per share
Basic	$ 0.85	$ 0.99	$ 2.15	$ 2.29
Diluted	$ 0.84	$ 0.98	$ 2.12	$ 2.27

Cash dividends declared (per share)	$ 0.26	$ 0.25	$ 0.77	$ 0.74

Comprehensive income	$9,055	$8,656	$20,427	$21,104

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
	2024	2023

	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$75,455	$69,312
Marketable securities, at amortized cost	365	215
Accounts receivable, net	46,804	39,275
Income tax receivable	—	245
Inventories	72,187	74,890
Prepaid expenses and other current assets	3,071	6,172
Total current assets	197,882	190,109

Marketable securities, at amortized cost	6,009	6,354
Deferred income tax benefits	1,116	1,096
Property, plant and equipment, net	28,540	29,504
Operating lease right-of-use assets	11,472	12,520
Goodwill	12,317	12,317
Trademarks	33,168	33,168
Other assets	24,184	24,274
Total assets	$314,688	$309,342

LIABILITIES AND EQUITY:
Accounts payable	$6,049	$8,845
Dividend payable	—	2,352
Operating lease liabilities	4,167	3,979
Accrued liabilities	12,053	14,446
Accrued income tax payable	693	—
Total current liabilities	22,962	29,622

Deferred income tax liabilities	11,566	11,819
Long-term pension liability	13,541	13,412
Operating lease liabilities	8,129	9,531
Other long-term liabilities	367	465
Total liabilities	56,565	64,849

Common stock	9,559	9,497
Capital in excess of par value	72,661	71,661
Reinvested earnings	193,107	180,646
Accumulated other comprehensive loss	(17,204)	(17,311)
Total equity	258,123	244,493
Total liabilities and equity	$314,688	$309,342

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,
	2024	2023

	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$20,320	$21,646
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation	1,848	1,930
Amortization	199	204
Bad debt expense	19	107
Deferred income taxes	(351)	(82)
Net foreign currency transaction losses (gains)	79	(9)
Share-based compensation expense	1,086	996
Pension expense	693	970
Loss on disposal of fixed assets	34	—
Increase in cash surrender value of life insurance	(315)	(315)
Changes in operating assets and liabilities -
Accounts receivable	(7,534)	(6)
Inventories	2,728	48,442
Prepaid expenses and other assets	3,277	2,775
Accounts payable	(2,792)	(10,164)
Accrued liabilities and other	(2,937)	(4,331)
Accrued income taxes	940	775
Net cash provided by operating activities	17,294	62,938

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of marketable securities	215	1,015
Purchases of property, plant and equipment	(900)	(2,565)
Net cash used for investing activities	(685)	(1,550)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(9,614)	(9,285)
Shares purchased and retired	(567)	(3,439)
Net proceeds from stock options exercised	—	33
Payment of contingent consideration	—	(500)
Taxes paid related to the net share settlement of equity awards	(4)	(173)
Proceeds from bank borrowings	—	70,060
Repayments of bank borrowings	—	(101,196)
Net cash used for financing activities	(10,185)	(44,500)

Effect of exchange rate changes on cash and cash equivalents	(281)	(367)

Net increase in cash and cash equivalents	$6,143	$16,521

CASH AND CASH EQUIVALENTS at beginning of period	69,312	16,876

CASH AND CASH EQUIVALENTS at end of period	$75,455	$33,397

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$6,251	$6,462
Interest paid	$15	$971